Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Amendment No. 3 to Registration Statement No. 333-207713 on Form S-11 of Ovation Acquisition I, Inc. of our report dated March 6, 2015, related to the consolidated financial statements of Oncor Electric Delivery Holdings Company LLC and its subsidiary (the “Company”) as of December 31, 2014 and 2013 and for each of the three years ended December 31, 2014 (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to the Company’s implementation of certain ring-fencing measures which management believes mitigate the Company’s potential exposure to the EFH Bankruptcy Proceedings) and our report dated February 16, 2016, related to Schedule III – Electric Plant and Accumulated Depreciation (As Restated) (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to the restatement of encumbrances as of December 31, 2014), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

DELOITTE & TOUCHE LLP

Dallas, Texas

February 16, 2016